Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE July 26, 2012

Tellabs reports second-quarter revenue of $288 million

Tellabs generates $32 million in cash from operations

Naperville, Ill. — Tellabs’ second quarter 2012 revenue totaled $288 million, compared with $317 million in the year-ago quarter.

On a GAAP basis, Tellabs recorded a net loss of $5 million or 1 cent per share in the second quarter of 2012, compared with a net loss of $29 million or 8 cents per share in the second quarter of 2011.

On a non-GAAP basis, Tellabs recorded net earnings of $6 million or 2 cents per share in the second quarter of 2012, compared with a net loss of $14 million or 4 cents per share in the year-ago quarter. Non-GAAP results for the second quarter of 2012 exclude pretax charges of $6.9 million, including $5.0 million in equity-based compensation expense, $1.0 million in intangible asset amortization and $0.9 million in restructuring and other charges.

“In the second quarter, Tellabs grew revenue sequentially by 12%, generated $32 million in cash from operations, and improved margins and profitability,” said Dan Kelly, Tellabs acting CEO and president. “We won new business and delivered major product releases. While we see a challenging economic and industry environment ahead, our goals are to help customers succeed and to improve Tellabs’ profitability.”

Tellabs’ GAAP gross profit margin was 39.6% in the second quarter of 2012, up from 36.4% in the year-ago quarter.

Third-Quarter 2012 Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. Due to the challenging economic and industry environment in Europe and elsewhere, we expect third-quarter 2012 revenue to be in a range between $260 million and $290 million. We expect non-GAAP gross margin to be 40%, plus or minus a point or two, depending on product mix. We expect third-quarter non-GAAP operating expense to be flat compared with the second quarter. Tellabs’ third-quarter non-GAAP gross margin excludes approximately $1 million, and non-GAAP operating expense excludes approximately $6 million, in equity-based compensation expense. We expect a third-quarter non-GAAP tax rate of about 32%.

Segment Change

Prior to the second quarter of 2012, Tellabs reported results of operations for three reporting segments: Broadband, Transport, and Services. As a result of strategy changes and internal reorganizations at the beginning of the second quarter of 2012, Tellabs is focusing on the growth markets of Packet Optical (primarily our optical portfolio) and Mobile Backhaul (primarily our data portfolio), in addition to the ongoing Access and Services businesses. With these strategic adjustments, it is appropriate that we change our reporting segments accordingly. Therefore, beginning with the second quarter of 2012, we will report in the following four segments (the Services segment is unchanged):

•

Optical – These products are primarily used to manage large volumes of telecommunication traffic in metro areas. The Optical segment includes the Tellabs® 7000 series of optical transport systems, as well as the Tellabs® 5000 and 6300 series of transport systems equipped with optical interfaces.

•

Data – These products are primarily used in mobile backhaul applications, and for business services and various edge routing applications. The Data segment includes the packet-switched Tellabs® 8600 Managed Edge System, the Tellabs® 8800 Multiservice Router Series, and Tellabs® 9200 Content-Aware Router Series, as well as the Tellabs® 8100 Managed Access System.

•

Access – These products are primarily used to enable service providers to bundle Internet, video and voice over high-speed fiber-based networks, and in Optical LAN applications. The Access segment includes the Tellabs® 1000 and 1100 Multi-service Access systems, and the Tellabs® 1600 Optical Network Terminals.

•

Services – These services support all phases of the network: planning, building and operating. The Services segment includes deployment, support, training and professional services for customers of the Optical, Data and Access segments.

See the Previously Reported Financial Results Revised for Reporting Segment Change section of this news release.

For the second quarter of 2012, Optical segment revenue was $122 million, Data segment revenue was $78 million, Access segment revenue was $37 million and Services segment revenue was $51 million.

Cash Dividend — The Tellabs Board of Directors has declared a cash dividend of 2 cents per share. The cash dividend is payable on August 31 to stockholders of record as of the close of business on August 17.

Non-GAAP Information — Tellabs believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial results. More detailed information, including year-over-year segment comparisons, non-GAAP reconciliation tables and the reasons management believes non-GAAP measures provide useful information to investors can be found in the Results of Operations section of this news release.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference to discuss its second-quarter 2012 results at 9:00 a.m. Central Time on Friday, July 27.

To access a simultaneous webcast of the teleconference, go to the Tellabs website at http://www.tellabs.com/investors and click on the webcast icon. From this site, you can download the necessary software and listen to the teleconference. Tellabs encourages you to review the site before the teleconference to ensure your device is configured properly.

A taped replay of the call will be available at approximately noon Central Time on Friday, July 27. This toll-free replay will be available until midnight Central Time on Tuesday, July 31. A podcast of the call will be posted at http://www.tellabs.com/news/feeds after noon on July 27.

To listen to the teleconference replay, call 855-859-2056. (Outside the United States, call 404-537-3406.) When prompted, enter the Tellabs conference ID number: 99082875

About Tellabs – Tellabs innovations advance smart networks and help our customers succeed. That’s why 80% of the top global communications service providers choose our mobile backhaul, packet optical and services solutions. We help them get ahead by adding revenue, reducing expenses and optimizing networks.

Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index, the S&P MidCap 400 Index and several corporate responsibility indexes including the Maplecroft Climate Innovation Index, FTSE4Good and eight FTSE KLD indexes. www.tellabs.com

Forward-Looking Statements — This news release, which includes the Results of Operations discussion that follows, contains forward-looking statements, including but not limited to the next-quarter guidance contained in this release, that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation and customer concentration, the introduction of new products, the entrance into new markets, the ability to secure necessary resources including attracting and retaining key talent, the ability to realize anticipated savings under our cost-reduction initiatives, overall negative economic conditions generally and disruptions in credit, capital markets and fluctuations in currencies, including specific impacts of these conditions on the telecommunications industry, and other factors as more fully described in our Annual Report on Form 10-K for the year ended Dec. 30, 2011, supplemented or modified in subsequent filings with the SEC, under the caption “Risk Factors”. In light of these factors investors are advised not to rely on forward-looking statements in deciding whether to buy, sell or hold the company’s securities. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® , , are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

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Tellabs, Inc. and Subsidiaries

Previously Reported Financial Results Revised for Segment Change

Consolidated revenue by segment follows:

	First Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	3/30/12	4/1/11	7/1/11	9/30/11	12/30/11	2011	2010
Optical	$104.4	$120.9	$127.5	$120.4	$113.3	$482.1	$644.2
Data	69.4	111.4	92.2	109.1	101.2	413.9	557.7
Access	35.9	40.1	39.8	43.2	43.3	166.4	198.1
Services	48.2	50.0	57.2	57.1	59.0	223.3	242.3

Total	$257.9	$322.4	$316.7	$329.8	$316.8	$1,285.7	$1,642.3

Segment profit and reconciliation to operating (loss) earnings by segment follows:
	First Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	3/30/12	4/1/11	7/1/11	9/30/11	12/30/11	2011	2010
Optical	$14.8	$25.4	$21.1	$20.6	$26.2	$93.3	$218.3
Data	(5.0)	(0.8)	(15.0)	8.0	1.2	(6.6)	168.4
Access	6.4	11.1	8.3	7.2	7.5	34.1	34.5
Services	15.2	10.0	21.6	22.8	20.9	75.3	81.2

Total	$31.4	$45.7	$36.0	$58.6	$55.8	$196.1	$502.4
Sales and marketing expenses	(36.4)	(44.7)	(40.8)	(41.4)	(36.1)	(163.0)	(179.3)
General and administrative expenses	(21.1)	(23.7)	(21.0)	(18.6)	(17.6)	(80.9)	(100.4)
Equity-based compensation	(2.6)	(3.7)	(4.3)	(3.1)	(0.8)	(11.9)	(12.5)
Intangible asset amortization	(2.2)	(5.2)	(5.1)	(5.0)	(4.9)	(20.2)	(27.0)
Restructuring and other charges	(106.0)	(1.0)	—	(19.5)	0.2	(20.3)	(9.5)
Goodwill and IPR&D impairment	—	—	—	(102.7)	—	(102.7)	—

Operating (loss) earnings	$(136.9)	$(32.6)	$(35.2)	$(131.7)	$(3.4)	$(202.9)	$173.7

TELLABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Second Quarter		Six Months
In millions, except per-share data	6/29/12	7/1/11	6/29/12	7/1/11
Revenue
Products	$237.4	$259.5	$447.1	$531.9
Services	50.7	57.2	98.9	107.2

Total revenue	288.1	316.7	546.0	639.1

Cost of Revenue
Products	140.0	165.3	268.7	324.8
Services	33.9	36.2	67.4	76.8

Total cost of revenue	173.9	201.5	336.1	401.6

Gross Profit	114.2	115.2	209.9	237.5

Gross profit as a percentage of revenue	39.6%	36.4%	38.4%	37.2%

Gross profit as a percentage of revenue - products	41.0%	36.3%	39.9%	38.9%
Gross profit as a percentage of revenue - services	33.1%	36.7%	31.9%	28.4%

Operating Expenses
Research and development	58.8	83.5	125.7	163.8
Sales and marketing	32.2	40.8	68.6	85.5
General and administrative	19.7	21.0	40.8	44.7
Intangible asset amortization	1.0	5.1	3.2	10.3
Restructuring and other charges	0.9	—	106.9	1.0

Total operating expenses	112.6	150.4	345.2	305.3

Operating Earnings (Loss)	1.6	(35.2)	(135.3)	(67.8)

Operating earnings (loss) as a percentage of revenue	0.6%	-11.1%	-24.8%	-10.6%

Other Income
Interest income, net	1.6	3.1	3.4	6.4
Other expense, net	(1.1)	(1.1)	(2.1)	(1.7)

Total other income	0.5	2.0	1.3	4.7

Earnings (Loss) Before Income Tax	2.1	(33.2)	(134.0)	(63.1)
Income tax (expense) benefit	(6.8)	3.9	(10.5)	9.7

Net Loss	$(4.7)	$(29.3)	$(144.5)	$(53.4)

Weighted Average Shares Outstanding
Basic	367.1	364.6	366.4	363.8

Diluted	367.1	364.6	366.4	363.8

Net Loss Per Share
Basic	$(0.01)	$(0.08)	$(0.39)	$(0.15)

Diluted	$(0.01)	$(0.08)	$(0.39)	$(0.15)

Cash Dividends Per Share	$0.02	$0.02	$0.04	$0.04

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	6/29/12	12/30/11
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$166.5	$132.7
Investments in marketable securities	771.2	843.9

Total cash, cash equivalents and marketable securities	937.7	976.6

Other marketable securities	181.3	190.9
Accounts receivable, net of allowances of $1.3 and $1.3	277.4	317.6
Inventories
Raw materials	39.5	33.7
Finished goods	84.1	110.3

Total inventories	123.6	144.0
Income taxes	25.5	27.9
Miscellaneous receivables and other current assets	35.3	39.8

Total Current Assets	1,580.8	1,696.8

Property, Plant and Equipment
Land	19.8	20.0
Buildings and improvements	188.5	197.4
Equipment	404.7	446.9

Total property, plant and equipment	613.0	664.3
Accumulated depreciation	(383.4)	(390.8)

Property, plant and equipment, net	229.6	273.5
Goodwill	121.9	122.0
Intangible Assets, Net of Amortization	6.5	57.1
Other Assets	94.4	98.6

Total Assets	$2,033.2	$2,248.0

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$73.0	$97.1
Accrued compensation	42.2	46.3
Restructuring and other charges	16.2	13.0
Income taxes	60.5	63.5
Loan related to other marketable securities	181.3	190.9
Deferred revenue	34.0	40.8
Other accrued liabilities	78.5	78.4

Total Current Liabilities	485.7	530.0

Long-Term Restructuring Liabilities	5.7	4.7
Income Taxes	20.6	21.2
Other Long-Term Liabilities	46.7	47.4

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value;
no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value;
508,071,837 and 505,238,503 shares issued	5.1	5.1
Additional paid-in capital	1,582.7	1,572.4
Treasury stock, at cost: 141,026,970 and 140,250,476 shares	(1,230.2)	(1,227.2)
Retained earnings	1,045.5	1,204.6
Accumulated other comprehensive income	71.4	89.8

Total Stockholders’ Equity	1,474.5	1,644.7

Total Liabilities and Stockholders’ Equity	$2,033.2	$2,248.0

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months
In millions	6/29/12	7/1/11
Operating Activities
Net loss	$(144.5)	$(53.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	26.6	38.6
Loss on disposal of property, plant and equipment	0.8	0.1
Equity-based compensation	10.4	15.6
Deferred income taxes	(0.1)	(2.8)
Restructuring and other charges	106.9	1.0
Net loss on investments in marketable securities	—	0.4
Other-than-temporary impairment charges on investments	—	1.2
Excess tax benefits from equity-based compensation	—	(0.2)
Net changes in assets and liabilities:
Accounts receivable	33.8	12.2
Inventories	18.3	1.7
Miscellaneous receivables and other current assets	6.4	(5.2)
Other assets	(0.8)	(0.9)
Accounts payable	(22.8)	(18.2)
Restructuring and other charges	(26.6)	(5.5)
Deferred revenue	(6.1)	38.1
Other accrued liabilities	(6.1)	(67.9)
Income taxes	(1.2)	(11.7)
Other long-term liabilities	(0.6)	3.6

Net Cash Used for Operating Activities	(5.6)	(53.3)

Investing Activities
Capital expenditures	(9.9)	(32.1)
Payments for purchases of investments	(232.0)	(384.9)
Proceeds from sales and maturities of investments	303.2	485.1

Net Cash Provided by Investing Activities	61.3	68.1

Financing Activities
Proceeds from short-term borrowings	—	1.3
Payments of short-term borrowings	—	(1.3)
Proceeds from issuance of common stock under stock plans	—	0.5
Repurchase of common stock	(3.0)	(4.8)
Excess tax benefits from equity-based compensation	—	0.2
Dividends paid	(14.6)	(14.5)

Net Cash Used for Financing Activities	(17.6)	(18.6)

Effect of Exchange Rate Changes on Cash	(4.3)	8.6

Net Increase in Cash and Cash Equivalents	33.8	4.8
Cash and Cash Equivalents - Beginning of Year	132.7	208.8

Cash and Cash Equivalents - End of Period	$166.5	$213.6

RESULTS OF OPERATIONS

Net loss in the second quarter of 2012 was $4.7 million or $0.01 per share (basic and diluted), compared with net loss of $29.3 million or $0.08 per share (basic and diluted) in the second quarter of 2011. For the first six months of 2012, net loss was $144.5 million or $0.39 per share (basic and diluted), compared with net loss of $53.4 million or $0.15 per share (basic and diluted) in the first six months of 2011. Lower operating expenses and increased gross profit margins reduced the net loss in the second quarter of 2012, compared with the year-ago period, despite lower overall revenue. The net loss in the first six months of 2012 was driven primarily by lower overall revenue and $106.9 million in restructuring and other charges incurred in the first six months of 2012.

Revenue (in millions)

	Second Quarter			Six Months
	2012	2011	Change	2012	2011	Change
Products	$237.4	$259.5	(8.5)%	$447.1	$531.9	(15.9)%
Services	50.7	57.2	(11.4)%	98.9	107.2	(7.7)%

Total revenue	$288.1	$316.7	(9.0)%	$546.0	$639.1	(14.6)%

Second quarter 2012 compared with second quarter 2011

Total revenue was $288.1 million, compared with $316.7 million, as revenue declined in each operating segment. On a geographic basis, revenue from customers outside North America was $150.2 million (or 52% of total revenue), up 7.7% from $139.5 million (or 44% of total revenue), as revenue increased in all geographic regions outside North America. Revenue from customers in North America (United States and Canada) was $137.9 million (or 48% of total revenue), compared with $177.2 million (or 56% of total revenue).

First six months of 2012 compared with first six months of 2011

Total revenue was $546.0 million, compared with $639.1 million, as revenue declined in each operating segment. On a geographic basis, revenue from customers outside North America was $281.5 million (or 52% of total revenue) compared with $286.8 million (or 45% of total revenue) as increased revenue in the Latin America Caribbean (LAC) region was offset by lower revenue in the Europe, Middle East, Africa (EMEA) region and the Asia Pacific (APAC) region. Revenue from customers in North America was $264.5 million (or 48% of total revenue), compared with $352.3 million (or 55% of total revenue).

Gross Margin

	Second Quarter			Six Months
	2012	2011	% Point Change	2012	2011	% Point Change
Products	41.0%	36.3%	4.7	39.9%	38.9%	1.0
Services	33.1%	36.7%	(3.6)	31.9%	28.4%	3.5
Consolidated	39.6%	36.4%	3.2	38.4%	37.2%	1.2

Product gross margins, driven by margin improvements within the Optical segment and lower overhead and support costs that were partially offset by lower overall revenue, improved in both periods of 2012. Services gross margins, driven by an adjustment for business taxes on sales transactions involving deployment services in a foreign jurisdiction, declined in the second quarter of 2012 compared with the year-ago period. Services gross margins, driven by lower costs, improved in the first six months of 2012 compared with the year-ago period.

Operating Expenses (in millions)

	Second Quarter			Percent of Revenue
	2012	2011	Change	2012	2011
Research and development	$58.8	$83.5	$(24.7)	20.4%	26.4%
Sales and marketing	32.2	40.8	(8.6)	11.2%	12.9%
General and administrative	19.7	21.0	(1.3)	6.8%	6.6%

Subtotal	110.7	145.3	(34.6)	38.4%	45.9%

Intangible asset amortization	1.0	5.1	(4.1)
Restructuring and other charges	0.9	—	0.9

Total operating expenses	$112.6	$150.4	$(37.8)

	Six Months			Percent of Revenue
	2012	2011	Change	2012	2011
Research and development	$125.7	$163.8	$(38.1)	23.0%	25.6%
Sales and marketing	68.6	85.5	(16.9)	12.6%	13.4%
General and administrative	40.8	44.7	(3.9)	7.5%	7.0%

Subtotal	235.1	294.0	(58.9)	43.1%	46.0%

Intangible asset amortization	3.2	10.3	(7.1)
Restructuring and other charges	106.9	1.0	105.9

Total operating expenses	$345.2	$305.3	$39.9

In the second quarter of 2012, operating expenses decreased, compared with the year-ago period, due primarily to lower research and development and sales and marketing expenses related to stopping new development of the Tellabs® SMARTCORE 9100 series for mobile packet core.

For the first six months of 2012, lower research and development, sales and marketing and general and administrative expenses were offset primarily by $106.9 million in restructuring and other charges incurred in the first half of 2012. Restructuring and other charges in the second quarter of 2012 are due to facility- and asset-related charges ($2.9 million) offset by reductions for severance ($2.0 million). For the first six months of 2012, restructuring and other charges are due to facility- and asset-related charges ($37.1 million), severance ($22.1 million) and accelerated amortization for abandoned intangible assets ($47.7 million) related to the mobile packet-core technology.

Other Income (in millions)

	Second Quarter			Six Months
	2012	2011	Change	2012	2011	Change
Interest income, net	$1.6	$3.1	$(1.5)	$3.4	$6.4	$(3.0)
Other expense, net	(1.1)	(1.1)	—	(2.1)	(1.7)	(0.4)

Total other income	$0.5	$2.0	$(1.5)	$1.3	$4.7	$(3.4)

Interest income was down in the second quarter and first half of 2012, compared with the year-ago periods, due to lower interest rates and lower investment balances.

Income Taxes

In the second quarter of 2012, we reported tax expense of $6.8 million, compared with a benefit of $3.9 million in the second quarter of 2011. For the first six months of 2012, we reported tax expense of $10.5 million, compared with a tax benefit of $9.7 million for the first six months of 2011. While we were able to partially recognize tax benefits on domestic losses in 2011, we established a valuation allowance in 2011 for the remaining domestic losses. We did not recognize tax benefits on domestic losses in 2012 as it is more likely than not that they will not be realized. As a result, tax expenses for the second quarter and the first six months of 2012 primarily reflect tax on income from foreign operations. Additionally, tax benefits of $2.8 million and $6.2 million were recognized in the second quarter and first six months of 2011, respectively, from the settlement of audits or expiration of statute of limitations that are not reflected in tax expense in 2012.

Segments

We operate in four business segments: Optical, Data, Access and Services.

Segment Revenue (in millions)

	Second Quarter			Six Months
	2012	2011	Change	2012	2011	Change
Optical	$122.4	$127.5	(4.0)%	$226.8	$248.4	(8.7)%
Data	77.7	92.2	(15.7)%	147.1	203.6	(27.8)%
Access	37.3	39.8	(6.3)%	73.2	79.9	(8.4)%
Services	50.7	57.2	(11.4)%	98.9	107.2	(7.7)%

Total revenue	$288.1	$316.7	(9.0)%	$546.0	$639.1	(14.6)%

Segment Profit (Loss)* (in millions)

	Second Quarter			Six Months
	2012	2011	Change	2012	2011	Change
Optical	$29.0	$21.1	37.4%	$43.8	$46.5	(5.8)%
Data	5.4	(15.0)	N/M	0.4	(15.8)	N/M
Access	6.0	8.3	(27.7)%	12.4	19.4	(36.1)%
Services	17.2	21.6	(20.4)%	32.4	31.6	2.5%

Total segment profit	$57.6	$36.0	60.0%	$89.0	$81.7	8.9%

*	We define segment profit (loss) as gross profit less research and development expenses. Segment profit (loss) excludes sales and marketing expenses, general and administrative expenses, the amortization of intangibles, restructuring and other charges, and the impact of equity-based compensation.

Second quarter 2012 compared with second quarter 2011

Optical

Revenue from the Optical segment was $122.4 million, compared with $127.5 million. Within this segment, increased revenue from the Tellabs® 7100 series optical transport series and the Tellabs® 6300 managed transport systems was more than offset by lower revenue from the Tellabs® 5000 digital cross-connect systems. Optical segment profit, driven primarily by increased profitability from the Tellabs 7100 optical networking systems and the Tellabs 6300 managed transport systems and lower costs, was $29.0 million, up 37.4% from $21.1 million.

Data

Revenue from the Data segment was $77.7 million, compared with $92.2 million, primarily on lower revenue from the Tellabs® 8600 managed edge systems and the Tellabs® 8800 multiservice router series. Data segment profit was $5.4 million, compared with a loss of $15.0 million. The return to segment profitability, despite the lower level of revenue, was driven primarily by lower research and development expenses related to stopping development of the Tellabs SMARTCORE 9100 series.

Access

Revenue from the Access segment was $37.3 million, compared with $39.8 million. Within this segment, increased revenue from the Tellabs® 1600 single-family Optical Network Terminals (ONTs) was more than offset by lower revenue from the Tellabs® 1000 and 1100 access systems. Access segment profit, driven primarily by lower revenue from the Tellabs 1000 and 1100 access systems, was $6.0 million, compared with $8.3 million.

Services

Revenue from the Services segment was $50.7 million, compared with $57.2 million. The decline in segment revenue was driven primarily by lower revenue from deployment services, including the adjustment for business taxes mentioned earlier, and lower revenue from support agreements. Services segment profit, driven primarily by the lower overall level of revenue, was $17.2 million, compared with $21.6 million.

First six months of 2012 compared with first six months of 2011

Optical

Revenue from the Optical segment was $226.8 million, compared with $248.4 million. Within this segment, increased revenue from the Tellabs 7100 optical transport systems and the Tellabs 6300 managed transport systems was more than offset by lower revenue from the Tellabs 5000 digital cross-connect systems. Optical segment profit was $43.8 million, compared with $46.5 million. The decline in segment profit was driven primarily by lower revenue from the Tellabs 5000 digital cross-connect systems, partially offset by improved profitability from the Tellabs 7100 optical transport systems.

Data

Revenue from the Data segment was $147.1 million, compared with $203.6 million, primarily on lower revenue from the Tellabs 8600 managed edge systems and the Tellabs 8800 multiservice router series. Data segment profit was $0.4 million, compared with a loss of $15.8 million. The return to segment profitability, despite the lower level of revenue, was driven primarily by lower research and development expenses related to stopping new development of the Tellabs SMARTCORE 9100 series.

Access

Revenue from the Access segment was $73.2 million, compared with $79.9 million. Within this segment, increased revenue from the Tellabs 1600 single-family ONTs was more than offset by lower revenue from the Tellabs 1000 and 1100 access systems. Access segment profit, driven primarily by the lower level of access-system revenue, was $12.4 million, compared with $19.4 million.

Services

Revenue from the Services segment, driven primarily by lower deployment services revenue, including adjustment mentioned earlier, was $98.9 million, compared with $107.2 million. Services segment profit was $32.4 million, up 2.5% from $31.6 million. The increase in segment profit was driven primarily by improved profitability from support agreements and professional services.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained cash, cash equivalents and marketable securities of $937.7 million as of June 29, 2012, which decreased by $38.9 million since year-end 2011. Of the total cash, cash equivalents and marketable securities, as of June 29, 2012, $385.2 million was held in subsidiaries outside the United States. During the quarter, we generated $31.9 million in cash from operations, slightly increasing cash, cash equivalents and marketable securities. Cash used for operating activities during the first six months of 2012 amounted to $5.6 million.

During the second quarter of 2012, we distributed $7.3 million to our stockholders through our quarterly cash dividend. We also repurchased four thousand shares of common stock at a cost of $16 thousand under the 10b5-1 plan. During the first half of 2012, we distributed $14.6 million to our stockholders through a cash dividend. We also repurchased eight thousand shares of common stock at a cost of $31 thousand under the 10b5-1 plan.

We provide no assurance as to a future declaration or payment of a cash dividend nor do we provide future assurance of a repurchase of common stock.

We believe that our investments are highly liquid instruments. We may rebalance the portfolio from time to time, which may affect the duration, credit structure, liquidity and future income of investments.

Based on historical performance and current forecasts, we believe the company’s cash, cash equivalents and marketable securities will satisfy working capital needs, capital expenditures and other liquidity requirements related to existing operations for the next 12 months. Future available sources of working capital, including cash, cash equivalents, and marketable securities, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources, should allow us to meet our long-term liquidity needs. Current policy is to use cash, cash equivalents and marketable securities to fund business operations, to expand business, potentially through acquisitions, to repurchase common stock and to pay a cash dividend.

GAAP Sequential Comparisons

We believe that comparing some quarterly Statement of Operations data on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared sequential comparisons of GAAP data include total revenue, geographic revenue split, and segment revenue and profit.

Second quarter 2012 compared with first quarter 2012

Total revenue, was $288.1 million, up 11.7% from $257.9 million as revenue increased in all four operating segments. Revenue from customers outside North America was $150.2 million (or 52% of total revenue), up 14.4% from $131.3 million (or 51% of total revenue) as increased revenue in the EMEA region and the APAC region more than offset lower revenue in the LAC region. Revenue from customers in North America was $137.9 million (or 48% of total revenue), up 8.9% from $126.6 million (or 49% of total revenue).

Optical

Revenue from the Optical segment was $122.4 million, up 17.2% from $104.4 million. Within this segment, increased revenue from the Tellabs 7100 series optical transport systems offset lower revenue from the Tellabs 6300 managed transport systems and the Tellabs 5000 digital cross-connect systems. Optical segment profit was $29.0 million, up 95.9% from $14.8 million. The increase in segment profit was driven primarily by increased profitability from the Tellabs 7100 series optical transport systems.

Data

Revenue from the Data segment was $77.7 million, up 12.0% from $69.4 million. Increased revenue from the Tellabs 8600 managed edge systems more than offset lower revenue from the Tellabs 8100 managed access systems and the Tellabs 8800 multiservice router series. Data segment profit was $5.4 million, compared with a loss of $5.0 million. The return to segment profit was driven primarily by lower research and development expenses related to stopping development of the Tellabs SMARTCORE 9100 series and increased revenue from the Tellabs 8600 series managed edge systems.

Access

Revenue from the Access segment was $37.3 million, up 3.9% from $35.9 million. Within this segment, increased revenue from the Tellabs 1000 and 1100 access systems more than offset lower revenue from the Tellabs 1600 single-family ONTs. Access segment profit was essentially flat at $6.0 million, compared with $6.4 million.

Services

Revenue from the Services segment was $50.7 million, up 5.2% from $48.2 million. The increase in segment revenue was driven primarily by increased revenue from support agreements. Services segment profit, driven primarily by the increased level of support agreement revenue, was $17.2 million, up 13.2% from $15.2 million.

Non-GAAP Financial Measures and Comparisons

We believe that comparing some quarterly non-GAAP financial measures on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared non-GAAP financial data includes gross profit as a percentage of revenue, operating expenses, operating earnings, net earnings and net earnings per share. A complete reconciliation between non-GAAP financial measures and the GAAP financial measures, along with an explanation of why we believe non-GAAP measures to be of value to management and investors, is contained in the Reconciliation of Non-GAAP Adjustments section of this news release.

Second quarter 2012 compared with first quarter 2012

Non-GAAP gross profit margin increased to 39.9%, compared with 37.4%. The sequential increase was driven primarily by favorable product and customer mix shifts in the Optical segment and higher Data-segment revenue.

Non-GAAP operating expenses were $106.4 million, down from $119.7 million, on lower research and development, sales and marketing, and general and administrative expenses related to stopping development of the Tellabs SMARTCORE 9100 series.

Non-GAAP operating earnings, driven by lower operating expenses and improved gross profit margin, were $8.5 million, compared with a loss of $23.2 million.

Driven primarily by higher revenue, lower operating expenses and improved gross profit margin, non-GAAP net earnings were $6.2 million or $0.02 per share (basic and diluted), compared with a net loss of $15.3 million or $0.04 per share (basic and diluted).

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Second Quarter 2012			Second Quarter 2011
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$237.4	$—	$237.4	$259.5	$—	$259.5
Services	50.7	—	50.7	57.2	—	57.2

Total revenue	288.1	—	288.1	316.7	—	316.7

Cost of Revenue
Products (a)	140.0	(0.3)	139.7	165.3	(0.5)	164.8
Services (a)	33.9	(0.4)	33.5	36.2	(0.6)	35.6

Total cost of revenue	173.9	(0.7)	173.2	201.5	(1.1)	200.4

Gross Profit	114.2	0.7	114.9	115.2	1.1	116.3

Gross profit as a percentage of revenue	39.6%	0.3%	39.9%	36.4%	0.3%	36.7%

Gross profit as a percentage of revenue - products	41.0%	0.2%	41.2%	36.3%	0.2%	36.5%
Gross profit as a percentage of revenue - services	33.1%	0.8%	33.9%	36.7%	1.1%	37.8%

Operating Expenses
Research and development (a)	58.8	(1.5)	57.3	83.5	(3.2)	80.3
Sales and marketing (a)	32.2	(0.8)	31.4	40.8	(1.3)	39.5
General and administrative (a)	19.7	(2.0)	17.7	21.0	(2.5)	18.5
Intangible asset amortization (b)	1.0	(1.0)	—	5.1	(5.1)	—
Restructuring and other charges (c)	0.9	(0.9)	—	—	—	—

Total operating expenses	112.6	(6.2)	106.4	150.4	(12.1)	138.3

Operating Earnings (Loss)	1.6	6.9	8.5	(35.2)	13.2	(22.0)

Operating earnings (loss) as a percentage of revenue	0.6%	2.4%	3.0%	-11.1%	4.2%	-6.9%

Other Income
Interest income, net	1.6	—	1.6	3.1	—	3.1
Other expense, net	(1.1)	—	(1.1)	(1.1)	—	(1.1)

Total other income	0.5	—	0.5	2.0	—	2.0

Earnings (Loss) Before Income Tax	2.1	6.9	9.0	(33.2)	13.2	(20.0)
Income tax (expense) benefit (e)	(6.8)	4.0	(2.8)	3.9	2.5	6.4

Net (Loss) Earnings	$(4.7)	$10.9	$6.2	$(29.3)	$15.7	$(13.6)

Weighted Average Shares Outstanding
Basic	367.1		367.1	364.6		364.6

Diluted	367.1		368.1	364.6		364.6

Net (Loss) Earnings Per Share
Basic	$(0.01)	$0.03	$0.02	$(0.08)	$0.04	$(0.04)

Diluted	$(0.01)	$0.03	$0.02	$(0.08)	$0.04	$(0.04)

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Six Months 2012			Six Months 2011
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$447.1	$—	$447.1	$531.9	$—	$531.9
Services	98.9	—	98.9	107.2	—	107.2

Total revenue	546.0	—	546.0	639.1	—	639.1

Cost of Revenue
Products (a)	268.7	(0.6)	268.1	324.8	(1.0)	323.8
Services (a)	67.4	(0.9)	66.5	76.8	(1.2)	75.6

Total cost of revenue	336.1	(1.5)	334.6	401.6	(2.2)	399.4

Gross Profit	209.9	1.5	211.4	237.5	2.2	239.7

Gross profit as a percentage of revenue	38.4%	0.3%	38.7%	37.2%	0.3%	37.5%

Gross profit as a percentage of revenue - products	39.9%	0.1%	40.0%	38.9%	0.2%	39.1%
Gross profit as a percentage of revenue - services	31.9%	0.9%	32.8%	28.4%	1.1%	29.5%

Operating Expenses
Research and development (a)	125.7	(3.3)	122.4	163.8	(5.8)	158.0
Sales and marketing (a)	68.6	(1.7)	66.9	85.5	(2.6)	82.9
General and administrative (a)	40.8	(4.0)	36.8	44.7	(5.2)	39.5
Intangible asset amortization (b)	3.2	(3.2)	—	10.3	(10.3)	—
Restructuring and other charges (c), (d)	106.9	(106.9)	—	1.0	(1.0)	—

Total operating expenses	345.2	(119.1)	226.1	305.3	(24.9)	280.4

Operating (Loss) Earnings	(135.3)	120.6	(14.7)	(67.8)	27.1	(40.7)

Operating (loss) earnings as a percentage of revenue	-24.8%	22.1%	-2.7%	-10.6%	4.2%	-6.4%

Other Income
Interest income, net	3.4	—	3.4	6.4	—	6.4
Other expense, net	(2.1)	—	(2.1)	(1.7)	—	(1.7)

Total other income	1.3	—	1.3	4.7	—	4.7

(Loss) Earnings Before Income Tax	(134.0)	120.6	(13.4)	(63.1)	27.1	(36.0)
Income tax (expense) benefit (e)	(10.5)	14.8	4.3	9.7	1.8	11.5

Net (Loss) Earnings	$(144.5)	$135.4	$(9.1)	$(53.4)	$28.9	$(24.5)

Weighted Average Shares Outstanding
Basic	366.4		366.4	363.8		363.8

Diluted	366.4		366.4	363.8		363.8

Net (Loss) Earnings Per Share
Basic	$(0.39)	$0.37	$(0.02)	$(0.15)	$0.08	$(0.07)

Diluted	$(0.39)	$0.37	$(0.02)	$(0.15)	$0.08	$(0.07)

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Second Quarter 2012			First Quarter 2012
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$237.4	$—	$237.4	$209.7	$—	$209.7
Services	50.7	—	50.7	48.2	—	48.2

Total revenue	288.1	—	288.1	257.9	—	257.9

Cost of Revenue
Products (a)	140.0	(0.3)	139.7	128.7	(0.3)	128.4
Services (a)	33.9	(0.4)	33.5	33.5	(0.5)	33.0

Total cost of revenue	173.9	(0.7)	173.2	162.2	(0.8)	161.4

Gross Profit	114.2	0.7	114.9	95.7	0.8	96.5

Gross profit as a percentage of revenue	39.6%	0.3%	39.9%	37.1%	0.3%	37.4%

Gross profit as a percentage of revenue - products	41.0%	0.2%	41.2%	38.6%	0.2%	38.8%
Gross profit as a percentage of revenue - services	33.1%	0.8%	33.9%	30.5%	1.0%	31.5%

Operating Expenses
Research and development (a)	58.8	(1.5)	57.3	66.9	(1.8)	65.1
Sales and marketing (a)	32.2	(0.8)	31.4	36.4	(0.9)	35.5
General and administrative (a)	19.7	(2.0)	17.7	21.1	(2.0)	19.1
Intangible asset amortization (b)	1.0	(1.0)	—	2.2	(2.2)	—
Restructuring and other charges (c), (d)	0.9	(0.9)	—	106.0	(106.0)	—

Total operating expenses	112.6	(6.2)	106.4	232.6	(112.9)	119.7

Operating Earnings (Loss)	1.6	6.9	8.5	(136.9)	113.7	(23.2)

Operating earnings (loss) as a percentage of revenue	0.6%	2.4%	3.0%	-53.1%	44.1%	-9.0%

Other Income
Interest income, net	1.6	—	1.6	1.8	—	1.8
Other expense, net	(1.1)	—	(1.1)	(1.0)	—	(1.0)

Total other income	0.5	—	0.5	0.8	—	0.8

Earnings (Loss) Before Income Tax	2.1	6.9	9.0	(136.1)	113.7	(22.4)
Income tax (expense) benefit (e)	(6.8)	4.0	(2.8)	(3.7)	10.8	7.1

Net (Loss) Earnings	$(4.7)	$10.9	$6.2	$(139.8)	$124.5	$(15.3)

Weighted Average Shares Outstanding
Basic	367.1		367.1	365.7		365.7

Diluted	367.1		368.1	365.7		365.7

Net (Loss) Earnings Per Share
Basic	$(0.01)	$0.03	$0.02	$(0.38)	$0.34	$(0.04)

Diluted	$(0.01)	$0.03	$0.02	$(0.38)	$0.34	$(0.04)

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

Footnotes to reconciliation of non-GAAP adjustments:

(a)	The adjustments to cost of revenue, research and development, sales and marketing, and general and administrative expenses reflect equity-based compensation expense. We exclude these measures when reviewing financial results and for business planning and performance management. We believe that the exclusion of equity-based compensation expense allows for more accurate comparisons of operating results to our peer companies. In addition, we believe this non-cash GAAP measure is not indicative of our fundamental operating performance.

(b)	We exclude amortization of intangible assets resulting from acquisitions to evaluate our continuing operational performance. The amortization of purchased intangible assets associated with acquisitions results in recording expense in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. We believe this non-cash GAAP measure is not indicative of our core operating performance. Accordingly, we analyze the performance of operations without regard to such expenses.

(c)	We exclude restructuring and other charges because we believe that they occur outside of the ordinary course of and are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning and performance management. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.

(d)	In conjunction with the January 30, 2012 Restructuring Plan, we recorded $47.7 million of accelerated amortization for abandoned intangible assets in the first quarter of 2012 related to the mobile packet core technology. We believe this non-cash GAAP measure is not indicative of our core operating performance.

(e)	We calculate a separate tax expense and effective tax rate for GAAP and for non-GAAP purposes. For non-GAAP purposes, we use a 32% effective tax rate which represents the projected, long term effective tax rate on non-GAAP pretax income.